 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 29, 2014

SPECTRUM BRANDS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34757	27-2166630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 Deming Way Middleton, Wisconsin 53562
(Address of principal executive offices)

(608) 275-3340
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 29, 2014, Spectrum Brands, Inc. (the “Company”) and Anthony L. Genito, Chief Financial Officer of the Company, mutually agreed that, effective December 31, 2014 (or such earlier date that is agreed to), Mr. Genito’s employment will terminate and he will resign from any and all titles, positions and appointments that he holds with the Company.  In connection with his resignation, the Company and Mr. Genito entered into a Retention Agreement (the “Retention Agreement”).

Under the terms of the Retention Agreement, Mr. Genito will continue to remain employed by the Company through December 31, 2014 (unless earlier terminated) and shall assist with the transition of the hiring of a new Chief Financial Officer. Mr. Genito will receive (i) $1,920,000 which is equal to two (2) times Mr. Genito’s annual base salary and target bonus, payable in monthly installments of $80,000 of Spectrum Brands Holdings, Inc. stock over a period of twenty-four (24) months; (ii) an additional  2014 Management Incentive Plan (“MIP”) payment for 2014 equal to the amount determined for Mr. Genito pursuant to the Company’s 2014 MIP based on actual performance results for the Company’s 2014 fiscal year, which amount will be paid at the same time as other payments are made to 2014 MIP participants, and in any case no later than December 31, 2014; (iv) payment for accrued but unused vacation days; (v) for a period of twenty-four months, a monthly payment equal to the monthly COBRA continuation coverage cost; (v) the Executive Life Insurance benefit for Mr. Genito and his eligible dependents for twenty-four (24) months at the level and of the type provided to active employees of the Company from time to time; (vi) entitlement to purchase his Company vehicle pursuant to Company policy; and (vii) the reimbursement of any unreimbursed business expenses.

In addition, if Mr. Genito performs his duties and responsibilities in a satisfactory matter (including the smooth transition of his duties to a new chief financial officer and the related preparation, filing and certification of the Company’s annual filings for fiscal year 2014) as determined by the Chairman or the Compensation Committee of the Company, then Mr. Genito may receive a payment of $500,000 (payable in Spectrum Brands Holdings Inc. stock).

If Mr. Genito’s employment is terminated under certain circumstances after June 1, 2014, then Mr. Genito shall remain eligible to vest pro rata in his Spectrum 750 equity award, if and to the extent that the targets are achieved.  In addition, Mr. Genito will be eligible to vest in restricted stock units under the 2014 equity award programs, in accordance with the terms of the applicable award agreements, only if and to the extent that the applicable performance criteria are met, following the end of fiscal year 2014.

Mr. Genito has agreed to a customary release of potential claims against the Company and to customary post-employment restrictive covenants in favor of the Company, as well as being available to consult with the Company during the 24 month period post-termination of employment.

The foregoing description of the Retention Agreement is not complete and is qualified in its entirety by reference to the text of the Retention Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Further information regarding Mr. Genito’s resignation is set forth in a press release issued on April 30, 2014, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(a)  Not applicable.
(b)  Not applicable.
(c)  Not applicable.
(d)  Exhibits.

The following exhibits are being furnished with this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Retention Agreement dated April 29, 2014 between Spectrum Brands, Inc. and Anthony L. Genito
99.1	Press Release dated April 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRUM BRANDS HOLDINGS, INC.
Date: May 5, 2014

	By:	/s/ Nathan E. Fagre
Printed Name: Nathan E. Fagre
Title: General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Retention Agreement dated April 29, 2014 between Spectrum Brands, Inc. and Anthony L. Genito
99.1	Press Release dated April 30, 2014